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                                                                   EXHIBIT 11(C)

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 24 to Registration Statement No. 33-6540 of CitiFunds Fixed Income Trust (formerly known as Landmark Fixed Income Funds) of our report dated January 30, 1998 appearing in the annual report to shareholders for the year ended December 31, 1997 of CitiFunds Intermediate Income Portfolio (formerly Landmark Intermediate Income Fund), (a separate series of CitiFunds Fixed Income Trust), and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
February 17, 1998